Exhibit 10.12
TomoTherapy Incorporated
Second Amendment
to
2007 Equity Incentive Plan
This Second Amendment (“Amendment”) amends the TomoTherapy Incorporated 2007 Equity Incentive Plan (the “Plan”), effective as of the date of approval by the Company’s shareholders, and as amended by the Company’s shareholders on May 1, 2009.
Background
The Plan was effective as April 16, 2007, the date the Plan was approved by the Company’s shareholders and amended by the Shareholders on May 1, 2009. Pursuant to the provisions of Section 14.1, the Committee and Board have the authority to amend the Plan in certain respects.
Amendment
Section 14.1 of the Plan is hereby amended to add the following language at the end of the existing paragraph:
“Also notwithstanding any provision in this Plan to the contrary, absent approval of the shareholders of the Company:
(A) no Stock Appreciation Right may be amended to reduce the “Fair Market Value of the Stock on the date the Stock Appreciation Right was granted” (as that phrase is used in Section 7.1(b)(i)(B) of the Plan) of such Stock Appreciation Right;
(B) except as permitted by Article 11 hereof, no Stock Appreciation Right may be granted in exchange for, or in connection with, the cancellation or surrender of, a Stock Appreciation Right having a higher “Fair Market Value of the Stock on the date the Stock Appreciation Right was granted” (as that phrase is used in Section 7.1(b)(i)(B) of the Plan);
(C) except as permitted by Article 11 hereof, no cash payment may be made to any Participant who holds an Option that is terminated in an amount that exceeds the product obtained by multiplying (i) the excess of: (a) the Fair Market Value per share of the Stock covered by such Option at the time of the Option’s termination over (b) the exercise price per share of Stock subject to the Option; by (ii) the number of shares of Stock covered by such Option; and
(D) except as permitted by Article 11 hereof, no cash payment may be made to any Participant who holds a Stock Appreciation Right that is terminated in an amount which exceeds the product obtained by multiplying (i) the excess of: (a) the Fair Market Value per share of the Stock covered by such Stock Appreciation Right at the time of the Stock Appreciation Right’s termination, over (b) the Fair Market Value of the Stock on the date the Stock Appreciation Right was granted; by (ii) the number of shares of Stock covered by such Stock Appreciation Right.
Executed on this 9th day of December, 2010.

/s/ Brenda S. Furlow
Brenda S. Furlow,
Corporate Secretary
Unanimously approved by the TomoTherapy Inc. Board of Directors on December 9, 2010.